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                              EMPLOYMENT AGREEMENT

          This Employment Agreement (the "Agreement") is made and entered into as of July 17th, 1998 by and between KW-A, LLC, a California limited liability company having an address of 530 Wilshire Boulevard, Suite 101, Santa Monica, California 90401 ("Company") and Barry Schlesinger, a Nevada resident, having an address of 6 Larkside Court, Henderson, Nevada 89014 ("Employee"), with reference to the following facts and circumstances:

                                    RECITALS:

          A. Kennedy-Wilson Properties, Ltd., an Illinois corporation ("The Business"), a wholly owned subsidiary of Kennedy Wilson, Properties, Ltd., a Delaware corporation (KWP), which is a wholly owned subsidiary of Kennedy-Wilson, Inc., a Delaware corporation (KWI), has entered into a Services Agreement with Company to manage, market, construct, develop and acquire real estate and real estate related assets. Employee is experienced in all of their said aspects of real estate. The Business is an intended beneficiary of the provisions of this Agreement.

          B. Company desires to employ Employee and Employee desires to be employed by Company for the purposes and on the terms and conditions set forth in this Agreement.

          C. This Agreement replaces and supersedes in their entirety any and all prior agreements, express or implied, written or oral, performed or unperformed, pertaining to the employment of Employee and the compensation to be paid to him therefor, and all such prior agreements and understandings are hereby terminated and shall be of no further force or effect.

          NOW, THEREFORE, in consideration of the mutual convenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

          1. Employment. Company hereby employs Employee and Employee hereby accepts employment to perform the duties described in Section 2 below, on the terms, conditions and covenants set forth in this Agreement.

          2. Services Provided. Employee shall be responsible for the operation of The Business in an efficient and professional manner. To that end, Employee shall serve as President and Chief Executive Officer of The Business and Chairman of its Management Committee and as Manager of Company subject to the policy guidelines and directives, which are provided to him by Company, KWI, KWP and The Business from time to time during the term of this Agreement. Employee shall have no authority to bind or obligate Company, The Business, KWP or KWI to the purchase or sale of any real property, or to any other financial commitment, including without limitation, the borrowing of any monies on a secured or unsecured basis, without obtaining the prior written authorization of KWI as to the other matters or responsibilities as Company and Employee's duties also shall include such other matters or responsibilities as Company and Employee may jointly agree upon from time to time during the term of this Agreement. The initial directors of The Business shall be William J. McMorrow, Barry Schlesinger, Freemen Lyle, and Tony Zimmerman. The other initial officers of The Business shall be William J. McMorrow, Chief Executive Officer, Freeman Lyle, Chief Financial Officer and Treasurer, and Tony Zimmerman, Secretary.

          During the term of this Agreement and while employed by the Company, Employee shall devote substantially all of his business time to his duties hereunder. He shall, to the best of his ability, perform such duties in a manner which will faithfully and diligently further the business and interests of the Company and shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise promote, participate or engage in any activity or other business competitive with the Company's business, except on behalf of or for the benefit of The Business and/or the Company or KWI, serve as an officer for any other real estate management company, without The Business's prior written consent and such consent shall not be unreasonably withheld.

          Notwithstanding the provisions noted above, the Company and The Business acknowledge that the Employee has made and will continue to make personal investments that will require Employee's investments to the full extent desired by Employee so long as such personal investment activity shall not be competitive with The Business and does not detract from Employee's ability to devote substantially all of his energies and productive interests to the performance of his duties and responsibilities under this Agreement. Employee may invest in real estate for his own account and render investment advisory or property management advisory services in his individual capacity (and not for or on behalf of the Company, KWI, KWP or The Business) to an entity in which Employee has invested and to any immediate member of Employee's family.

          Employee shall, at all times during the Term, strictly adhere to and comply with all of Company's policies, rules and procedures as they currently exist and as they may be changed by the Company so long as they are consistent with section 2. Employee agrees that to the best of his ability and experience

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he will at all times loyally and conscientiously perform all of the duties and obligations required of him expressly or by implication by the terms of this Agreement.

          3. Term of Employment. Employee shall be employed by the Company pursuant to this Agreement for a term (the "Term") beginning on the date hereof and continuing through to, and terminating at the close of business on December 31, 2000 (unless earlier terminated pursuant to Section 10).

          4. Compensation.

          (a) Salary.

          Company shall pay a basic salary to Employee at the rate of $33,333. Per month for the period of this contract, payable in bi-monthly equal installments ($33,333. Per month total), subject to such deductions and withholdings as Company may from time to time be required to make pursuant to applicable law, governmental regulation or order. The basic salary may be increased only at the sole discretion of The Business (without the vote of Employee).

          (b) Bonuses.

          (i) Incentive Bonus: Year ending December 31, 1998. Employee shall be entitled to an incentive bonus of $270,000, payable on January 31, 1999 (if Employee is then an employee of the Company) upon The Business achievement of $4,300,000 pre-tax, pre-bonus Net Profits for the period of July 1, 1998 through December 31, 1998. In the even the Net Profits for the period from July 1, 1998 through December 31, 1998 are less than $4,300,000, the incentive bonus described in this Section 4(b)(i), shall be reduced by 31.25%.

          Employee shall be entitled to an additional bonus for the year ending December 31, 1998 according to the following formula. Employee shall receive 35.3% of: (i) a sum equal to 10% of the Net Profits in excess of $4,300,000 up to and including $7,000,000' and (ii) a sum equal to 20% of the Net Profits in excess of $7,000,000. Any bonus earned by Employee according to this formula shall be paid to Employee by not later than January 31, 1999.

          (ii) Incentive Bonus: Calendar year beginning January 1, 1999. Employee shall be entitled to an annual bonus for each calendar year of the term of this Agreement commencing with the calendar year January 1, 1999 according to the following formula. Employee shall receive a percentage of a portion of the Net Profits of The Business. The portion of Net Profits shall be an amount equal of the sum of 20% of the Net Profits less $3,333,000 (the Bonus Pool). Employee shall receive 35.3% of the amount of the Bonus Pool up to the first $1,700,000 thereof. To the extent that the Bonus Pool exceeds $1,700,000.

          Employee will be eligible for a discretionary bonus based on the sole and absolute discretion of the Compensation Committee of The Business. The Compensation Committee of The Business shall be composed of Barry Schlesinger, William McMorrow and James Ozello.

          Net Profits, for the purpose of this section, shall mean the gross revenues realized by The Business during the applicable period, less costs and expenses properly charged to such gross revenues according to generally acceptable accounting principles as determined by KWI's Chief Financial Officer, including, without limitation, the salaries, bonuses and benefits of all the employees of The Business and the salaries and benefits of Company members assigned to The Business.

          (iii) Add-On Bonus: Employee shall be entitled to an Add-On Bonus of $135,000, payable on June 30, 1999 and $135,000 payable on January 3, 2000. In the even the Net Profits for the period from July 1, 1998 through December 31, 1998 are less than $4,300,000, the total Add-On Bonus described in this Section 4(b)(iii), shall be reduced by 31.25% and the reduced amount shall be paid in equal one-half shares as provided above.

          (c) Stock Options.

          KWI shall grant to Employee under KWI's 1992 Incentive and Nonstatutory Stock Option Plan non-transferable incentive and nonstatutory options to purchase an aggregate of 50,000 shares of common stock at an exercise price equal to the price of the common stock on the date hereof on such terms and conditions (including, without limitation, the vesting of such shares in three equal shares on the date hereof and on the first and second annual anniversaries hereof, so long as Employee is an employee of the Company on each such date) as are set forth in the Stock Option Agreement between KWI and the Employee.

          5. Other Benefits. During the term of his employment and subject to applicable eligibility requirements of position, tenure, salary, age, health and other qualifications as may be set forth in the Heitman Employee Handbook or pursuant to the terms of the applicable benefit provider, Employee shall participate in such benefit plans or programs as are available to Heitman Financial Ltds., other employees and to senior management of KWI including without limitation medical, dental, disability and life insurance, and 401K plan.

          6. Business Expenses. Employee will be required to incur ordinary and

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necessary travel and other business expenses in connection with the performance of his duties, and Employee shall be entitled to reimbursement from Company for such expenses in accordance with Company's policies and procedures.

          7. Non-Competition. For all periods that Employee is employed pursuant to this Agreement and for a period of twelve (12) months thereafter, unless Company has terminated Employee without cause.

          Employee shall not: (i) provide or offer or attempt to provide, whether as an officer, director, employee, partner, stockholder, independent contractor or otherwise, property management services to any person or entity other than for Employee's personal account; (ii) interfere with The Business relations with any person or entity who at any time during such period was a Client (which means past, and present and potential clients); or (iii) induce or attempt to induce, directly or indirectly, any professional employee of The Business or the Company to terminate his or her employment, or hire or attempt to hire, directly or indirectly, any such person.

          Employee represents and warrants that the is not restricted or prohibited in any way from entering into this Agreement or performing services hereunder, at any time, whether by non-competition, covenant, or otherwise, and shall indemnify, defend and hold the Company harmless from and against any damages, claims, costs (including attorneys' fees) or liabilities as a result of the incorrectness of such representation and warranty.

          8. Trade Secrets. Employee has not disclosed to Company, and Employee has been advised that Company will not accept at any time during the course of Employee's employment at Company, the disclosure of any trade secret (as that term is defined in California Civil Code Section 3426 et. seq.) the disclosure or misappropriation of which by Employee would constitute a breach by Employee of any obligation to any third party, including any former employer. Employee represents and warrants he has informed Company of the existence of any and all agreements, including covenants not to compete, between Employee and third parties which may in any way relate to, impact, or prevent Employee's employment at Company. Employee represents and warrants he has not taken any act prior to signing this Agreement that constitutes a breach of any agreement which may in any way relate to, impact, or prevent Employee's employment at Company.

          9. Confidentiality and Proprietary Information. Employee recognizes that he will occupy a position of trust with respect to business information of a confidential or proprietary nature which is the property of the Company and which has been and will be imparted to him from time to time in the course of the performance of his duties under this Agreement. All agreements, documents, studies, analyses, comparables, data, statistics, marketing materials, leads and lead lists developed or prepared by Employee or others in Company's employ during the term of this Agreement shall be and remain confidential and shall be the sole property of Company. Employee hereby acknowledges that Company develops and utilizes valuable procedures, confidential information and copyrighted materials, including, but not limited to, names of property owners who may wish to sell their property by auction or other means, names of potential purchasers, leads and lead lists, studies and analyses, methods of obtaining auction prospects, marketing and auction procedures and various brochure and other printed materials, all of which constitute a valuable part of Company's assets built up by Company's ingenuity, time, labor and expense over a period of many years and all of which constitute Company trade secrets. Employee agrees that:

          (a) He shall not at any time, whether during the term or thereafter, use, divulge or disclose directly or indirectly any confidential or proprietary information of the Company to any person, except that he may use and disclose to other Company personnel such confidential and proprietary information in the course of the performance of his duties hereunder or when legally required to do so in connection with any pending litigation or administrative inquiry; and

          (b) He shall return promptly upon the termination of this Agreement or otherwise upon the request of the Company any and all copies of any documentation or materials containing any confidential or proprietary information of the Company.

          For the purposes of this Agreement, the term "confidential or proprietary information" of the Company shall include all information which is owned by the Company and which is not at the time publicly available or generally known to persons engaged in businesses similar to that of the Company, including practices, procedures and methods and other facts relating to the business of the Company; practices, procedures and methods and other facts related to sales, marketing, advertising, promotions, financial matters, clients, client lists of the Companies and similar information of a confidential and proprietary nature. Employee agrees that his breach of this Section 10 will cause irreparable harm to the Company. Employee agrees that the remedy available to the Company, the Company shall be entitled to injunctive relief for any actual or threatened breach of this Section 10 without proof that any actual damages have been caused by such breach, and without any need to post bond or similar security.

          10. Termination.

          (a) This Agreement shall be terminated upon the expiration of its term pursuant to Section 3 or by The Business or the Company for cause if Employee fails to cure a curable default within 30 calendar days after written notice from The Business or the Company specifying the nature of the default. No notice

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of default and cure period need be provided to the Employee in respect of any non-curable default by Employee including, by way or example and not by way of limitation, theft, fraud, embezzlement, the disclosure of confidential and/or proprietary information to competitors of The Business or the Company or providing other services to such competitors during the term of this Agreement.

          The term for "cause" shall be defined as:

          (i) The unlawful theft or conversion of substantial monies or other property, the commission of fraud or embezzlement, or the disclosure of confidential and/or proprietary information to competitors of The Business or the Company or providing other services to such competitors during the term o this Agreement;

          (ii) Employee's willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations (other than that which arises solely due to physical or mental disability);

          (iii) The material and persistent failure of Employee to comply with the policies or directives of Company and/or failure to take direction from Company management; and

          (iv) The reasonable determination by the chief executive officer of KWI, following the completion of any intra-company sexual harassment investigation as may be required by and conducted in accordance with any legal requirement, that an allegation(s) of sexual harassment is sufficiently substantiated such that any non-executive employee of KWI or The Business would be terminated under similar circumstances.

          (b) Employee's employment with Company shall cease upon the date of his death or physical or mental disability to the extent that Employee becomes disabled for more than ninety (90) consecutive days or one hundred twenty(120) days in the aggregate in any 12-month period to perform his duties on a full-time basis. Upon termination for death or physical or mental disability, Employee shall be entitled to receive the compensation described in Section 4(a), (b) and (c) to the date of termination.

          (c) If the term of the Agreement is terminated by Company without cause, then Company shall continue to pay Employee the salary and other benefits describe in Sections 4 above during and for the remainder of the term of the Agreement, together with such other compensation as Employee may be entitled to under the provisions of Section 5, Benefits (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability thereof at a cost not exceeding what was previously being paid by the Company). If Employee terminates this Agreement, then Company shall not pay Employee the salary and other benefits which Employee would have been entitled to for the remainder of the term of the Agreement under Sections 4(a),
(b), (c) and Section 5 above.

          (d) If the term of Employee's employment is terminated for cause, then Employee shall be entitled to receive only the compensation described in Section 4 above earned to the date of termination.

          (e) This Agreement may be terminated by Employee at any time, provided that such termination shall have the effect set forth as follows:

          Termination of this Agreement pursuant to this Section 10 shall not relieve Employee of his obligations to comply with Sections 8 and 9 hereof, which provisions shall survive the termination of this agreement. Material breach of Company shall include a reduction in Employee's authority per requisite position, title or responsibility, (other than such a reduction by the Company because of temporary illness or disability or such a reduction which affects all of the Company Senior executives on a substantially equal or proportionate basis as a result of financial conditions of the Company) the relocation of Company's primary place of business or the relocation of Employee by the Company more than 50 miles from its present location.

          11. Alternative Dispute Resolution. The parties to this Agreement specifically desire an early resolution of any dispute between them, which arises out of this Agreement. It is therefore, agreed that any controversy arising out of this Agreement, whether dealing with breach interpretation or otherwise, shall be heard by a reference ("Referee") pursuant to the provision of Section 638 of the Code of Civil Procedure and in accordance with the provisions described below; provided, however, that if injunctive relief is sought, the complaining party may seek such relief from the Los Angels Superior Court without the use of a Referee.

          (a) Enforcement of Agreement. This reference provision may be enforced by the filing of a complaint or petition or motion seeking specific enforcement. Service of such motion on the opposing party shall constitute the "Claim Date" for the purposes of this provision.

          (b) Selection of Referee. The Referee shall be a retired Judge of the Court selected by mutual agreement of the parties. If the parties cannot agree then a Referee shall be appointed by the Los Angeles Superior Court in accordance with Section 640 of the Code of Civil Procedure. Each party shall be entitled to only one disqualification pursuant to Section 170.6 of the Code of

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Civil Procedure. The parties hereby waive their right to a trial by jury and agree that their dispute shall be tried by the Referee so selected.

          (c) Decisional Rules. The trial shall be conducted and the issues determined in compliance with all judicial rules and all statutory and decisional law of the State of California as if the matter were formally litigated in Superior Court. All rules of evidence as set forth in the California Evidence Code; other statutory and decisional law of California and all relevant Los Angeles County Superior Court Rules and California Rules of Court shall be applicable to any proceeding before the Referee.

          (d) Discovery. The parties to this Agreement expressly waive their right to engage in any discovery with the exception of depositions and requests for the inspection, production and copying of documents. Interrogatories, requests for admissions and depositions upon written interrogatories shall not be permitted. The Referee shall be authorized to issue subpoenas requiring attendance at hearings and/or trial. All discovery permitted by the Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the Referee. The Referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice. Request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery shall be submitted to the Referee whose decision shall be final and binding upon the parties.

          (e) Hearings and Trial. Except as set forth in this Agreement, the Referee shall determine the manner in which the proceeding is conducted including the time and place of all hearings, the order or presentation or evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the Referee except for trial, shall be conducted without a court reporter unless one is requested by a party. The trial shall be conducted without a jury on consecutive dates, as opposed to being conducted piecemeal on various dates separated by postponements or adjournments. The trial shall be conducted in a courtroom or in surroundings with formality as close to a courtroom as possible. The referee shall set the matter for hearing within sixty (60) days after the Claim Date and try all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date.

          (f) Decision of Referee. The Referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The Referee shall issue a single judgment at the close of the proceeding, which shall dispose of all of the claims of the parties that are the subject of the reference. Any decision rendered by the Referee shall be final, binding and conclusive and judgment shall be entered pursuant to Section 644 of the Code of Civil Procedure in any court in the State of California having jurisdiction.

          (g) Appeal. The judgment entered upon the decision of the Referee shall be subject to all post-trial procedures and to appeal in the same manner as an appeal from any order or judgment in a civil action.

          12. Miscellaneous.

          (a) Assignment. This Agreement is for the unique personal services of Employee and may not be assigned by Employer without the express written consent of Company and its affiliates. In the event of a sale or merger of Company, the Business and/or KWI, this Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto. Successors shall not interfere with the performance of Employee in a manner that would be detrimental with his ability to earn the bonus and the vesting of stock options.

          (b) Severability. Each provision, sub-provision or term of this Agreement is intended to be severable and shall continue in full force and effect although other provisions herein may be determined invalid or void for any reason.

          (c) Attorneys' Fees. In the event suit is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to costs and reasonable attorneys' fees, including without limitation those costs and fees incurred upon any appeal, as awarded by the Court.

          (d) Entire Agreement; Amendments. This Agreement contain the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing signed by the parties hereto. This Agreement shall be interpreted according to its fair meaning and not for or against the party which drafted same.

          (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for any action or proceeding which is commenced to interpret or enforce the terms and provisions

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of this Agreement shall lie only in the County of Los Angeles, California.

          (g) Indemnity. The Business agrees to indemnify Employee from, and to hold Employee harmless against all expenses of and liability from litigation, arbitration or administrative proceedings and all costs related thereto, including reasonable attorneys' fees, judgments or verdicts travel costs and lodging, witness fees to expert witnesses, accountants' fees which may arise from having to defend against any claim or action naming Employee because at the pertinent times on which such claim or action is alleged to have arisen Employee was an Officer or Director of this Company or any of its subsidiaries or affiliates, and he was then performing his said duties under this Agreement. This indemnification and hold harmless provisions shall apply to alleged acts of omission or acts performed negligently or by mistake or misjudgment, but shall not apply to proven willful acts such as intentional fraud.

          (h) Employee shall work out of the Nevada office.

          (i) The Business hereby unconditionally guarantees all covenants and obligations of Company pursuant to this Agreement.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date and year first written above.

THE BUSINESS:                                        COMPANY:

KENNEDY-WILSON                                       KW-A, LLC
PROPERTIES, LTD.,                                    a California limited
an Illinois corporation                              liability company

By:  /s/ William McMorrow                            By: /s/ Barry Schlesinger
   --------------------------                           -----------------------
   Name:  Willaim J. McMorrow                           Name: Barry Schlesinger
   Title: Chief Executive Officer                       Title:

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EMPLOYEE:

/s/ Barry Schlesinger
--------------------------
Print Name:  Barry Schlesinger

         The undersigned parent of the Business hereby unconditionally guarantees all covenants and obligations of whatsoever nature of Company and The Business contained in this Employment Agreement. The undersigned agrees to nominate Employee to its Board of Directors and to the Compensation Committee of its board. Employee shall be named as an insured on all applicable liability insurance policies.

                                            KENNEDY-WILSON, INC.,

                                            a Delaware corporation
                                            By:  /s/  William J. McMorrow
                                                 --------------------------
                                                 Name: /s/ William J McMorrow
                                                 Title:  Chief Executive Officer